Exhibit 5.1

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September 16, 2013

Premier, Inc.

13034 Ballantyne Corporate Place

Charlotte, NC 28277

Re:	Premier, Inc.
Registration Statement on Form S-1
File No. 333-190828

Ladies and Gentlemen:

We have acted as counsel to Premier, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, as amended (File No. 333-190828) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to an underwritten public offering by the Company of up to 32,374,751 shares (the “Shares”) of Class A Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), including up to 4,222,793 shares of Common Stock which may be issued and sold pursuant to an option granted by the Company to cover over-allotments.

We have examined the Registration Statement.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of certificates of officers and other representatives of the Company, instruments and certificates of public officials, corporate records and such other documents as we have deemed necessary as the basis for the opinion hereinafter set forth.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

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Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as described in the Registration Statement, the Shares will be validly issued and fully paid and nonassessable.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement.  We hereby also consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement.  We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP